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                                                                    EXHIBIT 99.2


                              [TODAY'S NEWS LOGO]

PLEXUS CORP. PROPOSES PUBLIC OFFERING OF 3,000,000 SHARES OF COMMON STOCK

[WEBSITE]


     NEENAH, Wis., Sept. 21 /PRNewswire/ -- Plexus Corp. (Nasdaq: PLXS), today announced that it has filed a prospectus supplement with the Securities and Exchange Commission relating to a proposed public offering of 3,000,000 shares of common stock. The Company has also granted the Underwriters an option to purchase up to an additional 450,000 shares to cover over-allotments, if any. Robertson Stephens, Inc. will serve as lead manager and SG Cowen Securities Corporation, Thomas Weisel Partners LLC and Robert W. Baird & Co. Incorporated will serve as co-managers for this offering.

     The shares will be issued pursuant to an effective shelf registration statement for the offering of shares of Plexus common stock and debt securities. This press release shall not constitute an offer to sell or a solicitation of an offer to buy shares of Plexus common stock. An offering of shares of Plexus common stock will be made only by means of a prospectus. The prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from Robertson Stephens, 555 California Street, Suite 2600, San Francisco, California 94104; Thomas Weisel Partners, 1 Montgomery Street, Suite 3700, San Francisco, California 94104; SG Cowen, One Financial Square, 27th Floor, New York, New York 10005; or Robert W. Baird & Co., 777 East Wisconsin Avenue, Suite 2800, Milwaukee, Wisconsin 53202. These documents have also been filed with the Securities and Exchange Commission and are available over the Internet at the SEC's Web site at http://www.sec.gov.

     Statements in this press release contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks and uncertainties, including investor response to the proposed offering, the trading prices for the Company's common stock during the offering period, other conditions in the financial markets and customary closing conditions. Please see the Company's filings with the Securities and Exchange Commission for a discussion of other factors that may affect forward-looking information.

     Headquartered in Neenah, Wisconsin, Plexus provides product realization services to original equipment manufacturers (OEMs) in the networking/telecommunications, medical, industrial, computer and transportation industries. The Company provides advanced electronics design, manufacturing and testing services to its customers and focuses on complex, high-end products. Plexus offers its customers the ability to outsource all stages of product realization, including development and design, materials procurement and management, prototyping and new product introduction, testing, manufacturing and after-market support.

     For more information contact: Tom Sabol, Chief Financial Officer of Plexus Corp., 920-722-3451, email, tom.sabol@plexus.com.

SOURCE Plexus Corp.
Web Site: http://www.plexus.com

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